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Exhibit 4.14

AMENDMENT NO. 6 TO RIGHTS AGREEMENT

        THIS AMENDMENT NO. 6 is entered into as of the 1st day of December, 2003 by and among SPHERION CORPORATION, a Delaware corporation (formerly known as Interim Services Inc.) (the "COMPANY"), and BANK OF NEW YORK, a New York trust company ("BONY"), and amends that certain Rights Agreement, dated March 17, 1994, as amended, entered into by the Company and Boatmen's Trust Company (the "RIGHTS AGREEMENT").

RECITALS

A.
Pursuant to the Rights Agreement dated March 17, 1994, the Company appointed Boatmen's Trust Company as the initial Rights Agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

B.
The Company, Boatmen's Trust Company and ChaseMellon Shareholder Services, L.L.C., a New York limited liability company ("CHASE"), entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen's as Rights Agent and appointed CHASE as Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

C.
The Company and CHASE entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.

D.
The Company and CHASE entered into that certain Amendment No. 3 to Rights Agreement dated January 20, 1998, whereby the Company increased the Purchase Price as established in the Rights Agreement.

E.
The Company and CHASE entered into that certain Amendment No. 4 to Rights Agreement dated November 21, 2000, whereby the Company removed CHASE as rights agent and appointed BONY Successor Rights Agent in accordance with the terms and conditions of the Rights Agreement.

F.
The Company and BONY entered into that certain Amendment No. 5 to Rights Agreement dated March 23, 2001, whereby the Rights Agreement was amended to reflect the change in the Company's name from Interim Services Inc. to Spherion Corporation.

G.
The Company and BONY now wish to further amend the Rights Agreement, as provided herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

        (1)   Pursuant to this Amendment No. 6, Section 1 is hereby further amended (i) by re-lettering former Subsection (h) as Subsection (i), (ii) by re-lettering former Subsection (i) as Subsection (j), (iii) by re-lettering former Subsection (j) as Subsection (k), (iv) by re-lettering former Subsection (k) as Subsection (l), (v) by re-lettering former Subsection (l) as Subsection (m), and (vi) by re-lettering former Subsection (m) as Subsection (o).

        (2)   Section 1 of the Rights Agreement is hereby amended by adding a new Subsection (h) as follows:

      (h)
      "Independent Director" means a member of the Board of Directors of the Company, (i) who is not, and during the past three years has not been, an officer or employee of the Company, and (ii) who is not (A) an Acquiring Person or an Affiliate or

        Associate of an Acquiring Person or (B) a Person who shall have made a proposal to the Company or its shareholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, or an Affiliate or Associate of such Person.

        (3)   Section 1 of the Rights Agreement is hereby further amended by inserting the following new Subsection (n) before the amended Subsection (o):

      (n)
      "TIDE Committee" shall mean the committee comprised of Independent Directors selected by the Board of Directors as set forth in Section 23 hereof.

        (4)   Section 7(a)(i) of the Rights Agreement is hereby amended by deleting the year "2004" in the first line of such Section and substituting in place thereof the year "2014".

        (5)   Section 7(b) of the Rights Agreement is hereby amended by deleting the amount "$150.00" and substituting in place thereof "$55.00".

        (6)   Section 23 of the Rights Agreement is hereby amended by adding new Subsections (e) and (f) at the end thereof as follows:

      (e)
      It is understood that the TIDE Committee (as provided below) of the Board of Directors shall review and evaluate this Agreement to determine whether the maintenance of this Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least once in every three-year period beginning after December 1, 2003. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be terminated. The TIDE Committee shall be comprised of Independent Directors selected by the Board of Directors.

      (f)
      The TIDE Committee shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and/or other advisors. The TIDE Committee shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify this Agreement or terminate the Rights.

        (7)   In all other respects, except as herein stated, the Rights Agreement, as previously amended, shall remain in full force and effect.

        (8)   This Amendment No. 6 may be executed in counterparts, each of which shall constitute an original, and both of which shall together constitute but one and the same instrument. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement. The preamble and recitals hereto are hereby incorporated into this Amendment No. 6 and made a part hereof.

(The remainder of this page is intentionally left blank.)

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to Rights Agreement to be duly executed, effective as of the date first above written.

SPHERION CORPORATION		BANK OF NEW YORK
By:	/s/ Lisa G. Iglesias	By:	/s/ Luis C. Ortiz
Name:	Lisa G. Iglesias	Name:	Luis C. Ortiz
Title:	Senior VP, General Counsel & Secretary	Title:	Vice President

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AMENDMENT NO. 6 TO RIGHTS AGREEMENT